Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Curative Biotechnology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Shares of common stock, par value $0.0001 per share (4)	457(o)		1,786,407	$5.15	$9,199,996.05	$0.0000927	853.00
Fees to be Paid	Equity	Underwriter’s Warrants (3)	457(g	)	77,669	$6.4375	$499,995	$0.0000927	46.35

Fees to be Paid	Equity	Shares of common stock, par value $0.0001 per share, underlying the Underwriter’s Warrants (2)	457(o	)	77,669	$6.4375	(5)	(5)	(5)

		TOTALS					$9,699,992		$899.35	(6)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Represents Underwriter’ warrants to purchase up to the number of shares of Common Stock equal to 5% of the number of shares of Common Stock underlying shares sold in this offering, at an exercise price equal to 125% of the public offering price per share.

(4) Includes 233,009 shares that the underwriters have the option to purchase to cover over-allotments, if any.

(5) No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(6) Registration fee previously paid in full upon filing of S-1/A filed on August 10, 2022 and September 1, 2022.